                                                                    EXHIBIT 10.1

                     PURCHASE AND JOINT MARKETING AGREEMENT


         THIS AGREEMENT is made and effective this 11th day of December, 1995 by and between Voice Powered Technology International, Inc. ("VPTI") with its principal offices in Sherman Oaks, California and MobileComm Nationwide Operations, Inc. ("MobileComm") with its principal offices in Ridgeland, Mississippi as follows:

         1. The purpose of this Agreement is to establish a relationship between the parties to accomplish the development and subsequent joint marketing of a voice activated pager/organizer according to the design and specifications developed by VPTI and incorporating performance characteristics suggested by MobileComm. The said relationship between the parties shall be governed by the terms of VPTI's November 9, 1995 Business Proposal to MobileComm. except as modified by the terms of this Agreement. The said Business Proposal is attached hereto as Exhibit "C" and incorporated into this Agreement by this reference. In the event of any conflict between the terms of the said Business Proposal and this Agreement, the terms of this Agreement shall prevail.

       2. The term of this Agreement is one year commencing as of the date recited hereinabove. This Agreement shall be automatically renewed for one successive term unless either party gives to the other written notice of its intention not to renew. Such notice must be given no less than sixty days prior to the expiration of the original term hereof.

       3. The voice activated pager/organizer devices ("Devices") which are the subject of this Agreement will be developed and manufactured by or for VPTI at its expense. The Devices will be sold by VPTI with a standard warranty to the end-user on parts and labor for ninety days and with a further warranty to the end-user on parts (only) for one year from the date of receipt. Any claims under the warranty on the basis of defective parts after the initial ninety day warranty period, but within the one year period, will be repaired or replaced, at VPTI's sole option, for a charge not to exceed VPTI's actual and reasonable cost for labor ordinarily incurred in making such repair.



         4. The prices and related terms of the sale of the Devices by VPTI to MobileComm are as follows:

                 A. MobileComm agrees to purchase a minimum of forty thousand Devices from VPTI during the initial term of this Agreement at a unit price of One Hundred Eight Dollars, for a total of Four Million Three Hundred Twenty Thousand Dollars. Thereafter, the unit price shall be as follows:

                                       Cumulative Number of Units                     Unit Price
                                       --------------------------                     ----------
                                            40,001 - 100,000                            $105.00
                                           100,001 - 250,000                            $101.00
                                            Over 250,000                                 $98.00

Provided, however, that the said prices are dependent upon the prices of certain key components incorporated into the Devices and the parties agree that the prices may be adjusted to reflect the actual changes in cost of components. Any such price changes shall be made only in the event a price changes by five percent or more and then only after written notice is given to MobileComm.
Such notice shall be in writing and shall specify the component(s) involved and the precise amount of the change in the cost of such components. All prices are F.O.B. MobileComm's receiving dock in Jackson, Mississippi unless otherwise specified in the respective Purchase Order(s).

       B. In the event that MobileComm falls to meet the initial annual minimum purchase commitment of 40,000 units, pursuant to the following schedule and pursuant to Paragraph 7B hereof, MobileComm will pay to VPTI the following amounts representing fees for cancellation of such commitment for the unit quantities and time frame indicated:

                                                                 Purchase
                                                                 Quantity                                    Cancellation
                               Timing                            Committed                               Fee if not Purchased
                               ------                            ---------                               --------------------
                      Four weeks following the
                      submission of prototypes                    5,000                                        $200,000

                      Thereafter following the
                        initial order of units:

                      First three months                          10,000                                       $150,000
                      Second three months                         10,000                                       $100,000
                      Third three months                          15,000                                       $ 50,000

       C. Provided, however, that such cancellation fees are not applicable if: 1) the number of Devices otherwise committed to are not available for shipment to MobileComm at the scheduled time and; 2) MobileComm has complied with the minimum purchasing requirements pursuant to Section 7B herein."

         D. VPTI will credit MobileComm for returned product not to exceed 15% (fifteen percent) of units shipped to MobileComm by VPTI in the immediately proceeding three (3) month period from the date the return of such product is authorized by VPTI.

       5. The Product Definition pertaining to the Devices is set forth on Exhibit "A" attached hereto and incorporated into this Agreement by this reference. Provided, however, that the reference to the POCSAG Protocol on Exhibit "A" pertains to Devices first sold and shipped under this Agreement. It is the intention of the parties that VPTI will produce a Device utilizing the Motorola FLEX protocol (with a similar feature set) and offer SAME to MobileComm within twelve months after the initial product launch. VPTI agrees that it will actively and in good faith negotiate with Motorola (and others as appropriate) to obtain a license permitting VPTI to utilize the FLEX protocol in such Devices.

         6.   VPTI undertakes and agrees:

         A. Utilize reasonable and best efforts to develop and manufacture the Devices at its sole expense, and consistent with the product specifications jointly agreed to with MobileComm, with the development scheduled to be completed within nine months of the date hereof. The Devices will provide A feature set and the paging function will perform in conformance with Exhibit "A".

         B. Utilize reasonable and best efforts to deliver completed Devices to MobileComm according to the schedule agreed to in writing by the parties.

         C. To sell the Devices to MobileComm on an exclusive basis for a period of twelve (12) months commencing with the date of MobileComm's receipt of goods from the initial order pursuant to Section 7(E) (the "Initial Term"). The parties hereby agree, beginning ninety (90) days prior to the expiration of the Initial Term, to negotiate in good faith in order to establish a new annual minimum purchase commitment for the next twelve (12) month period following the Initial Term. However, if MobileComm purchases 125% of the annual minimum purchase commitment in accordance with Section 4(B) for the Initial Term, then MobileComm will have the option, but not the obligation, to extend the period of exclusivity for a second twelve (12) month period subject to the same annual minimunm purchase commitment that was in effect for the Initial Term. In the event that MobileComm fails to purchase the number of Devices in accordance with Section 4(B) herein, VPTI will have the right to terminate the exclusivity of MobileComm anytime after thirty (30) days following the close of the calendar quarter in which MobileComm failed to purchase the required number of Devices.

       D. VPTI will market the Device through its own marketing channels which will not include any retailers which are established and ongoing customers for pagers distributed by MobileComm. VPTI will promote the radio paging service of MobileComm to purchasers of the Device on an exclusive basis for a period equal to thirty (30) days beyond the termination of the exclusivity period applicable to MobileComm's sales of the Device. Thereafter, VPTI will promote MobileComm's radio paging service on a non-exclusive basis.

       E. Deliver three non-working models of the Device to MobileComm, not later than January 1, 1996. The schedule for development and testing of the Device by VPTI shall substantially conform to the schedule set forth in Exhibit "B" which is attached and incorporated into this Agreement.

7.   MobileComm undertakes and agrees to:

       A. To assist VPTI in the development of final specifications relating to the Device. Such assistance will consist of testing, evaluation and critique of test model Devices according to mutually agreed testing and evaluation procedures. Such assistance will be rendered at the expense of MobileCommm and consistent with the restrictions applicable to MobileComm by virtue of the Modified Final Judgment ("MFJ"), as amended, rendered in that certain civil action styled United States of America vs. Western Electric Co., Inc. et al, Civil Action No. 82-0192 in the U.S. District Court for the District of Columbia.

       B. To place and pay for orders for the Devices in quantities and upon such terms as are incorporated into the Purchase Orders issued hereunder. Each order shall be made on the basis of a non-cancelable Purchase Order issued by MobileComm which shall not include any material terms and conditions which conflict with thosse indicated in this Agreement. Each such Purchase Order will specify quantities of the Device to be delivered thereunder which quantity will not ordinarily exceed the quantity of buffer stock maintained by VPTI for MobileComm's account, and will allow no less than thirty days for the delivery of each shipment thereunder. If the quantity on my Purchase Order exceeds the quantity maintained by VPTI as buffer stock, VPTI shall have ninety days to deliver that part of the ordered quantity which exceeds the quantity in the buffer stock.

         C. Market and sell the Device through its retail and other distribution channels;

         D. Promptly pay when due all sums owed to VPTI, including the amounts due under the aforesaid Purchase Orders and agreed processing and residual fees related to customer subscriptions generated by

MobileComm, with respect to the Devices. All invoices for Devices from VPTI to MobileComm will be due and payable within forty-five (45) days from date of shipment.

         E. Issue an initial, non-cancelable purchase order for not less than 5,000 Devices upon satisfactory completion of Alpha testing, but not later than four weeks from VPTI's submission of prototype samples to MobileComm, which samples shall be in compliance with the agreed specifications. Delivery of said initial quantity of Devices shall be made not less than ninety days, nor more than one hundred fifty days, from the date of such initial Purchase Order.

         F. MobileComm will assign to VPTI on each of the Devices sold by VPTI and activated on MobileComm's radio paging system the $15 processing fee in addition to paying to VPTI a five percent (5%) residual fee on the base air time rate, beginning on the sixty first day following the activation date for as long as such Device remains in service on MobileComm's radio paging system through the period ending twenty-four (24) months after VPTI ceases selling the Device. MobileComm will pay to VPTI on all Devices sold by MobileComm and activated on MobileComm's radio paging system a $5.00 per unit processing fee in addition to a three percent (3%) residual fee on the base air time rates beginning on day ninety-one (91) following the activation date for as long as such Device remains in service on MobileComm's radio paging system through the period ending twelve (12) months after MobileComm's exclusivity has been terminated by VPTI. All payments for residuals and processing fees will be payable monthly within thirty (30) days from the end of each calendar month.

       8. The parties will coordinate their marketing and sales activities pertaining to the Device and MobileComm's radio paging service. Advertising and other expenses related to the respective marketing and sales activities of the parties shall be borne by the party conducting the activity.

       9. VPTI shall exert its best reasonable efforts to develop the POCSAG version of the Device timely so as to meet the objectives of this Agreement, all substantially in accord with the Schedule set forth in Exhibit "B".

       10. This Agreement shall be interpreted and enforced according to the laws of the State of California. In the event any dispute arises between the parties pertaining to this Agreement and such dispute cannot be amicably resolved by the parties, such dispute shall be submitted to binding arbitration for resolution. Unless the parties agree otherwise, any such arbitration proceedings are to be conducted according to the applicable Rules of the American Arbitration Association, in California.

          11. Any notices to be given under this Agreement shall be in writing and transmitted via certified U.S. Mail addressed as follows:



                               IF TO MOBILECOMM:
                                   General Counsel
                                   MobileComm
                                   1800 East County Line Road, Suite 300
                                   Ridgeland, MS 39157

                               IF TO VPTI:
                                   Mitchell B. Rubin
                                   Vice President/CFO
                                   Voice Powered Technology Intl., Inc.
                                   15260 Ventura Blvd.
                                   Suite 2200
                                   Sherman Oaks, CA 91403

         12. All information (whether or not in writing) disclosed by one party to the other is to be considered proprietary and confidential Property of the providing party and shall be safeguarded accordingly. This obligation shall survive the termination or expiration of this Agreement and applies to any information which is not proven to be in the public domain at the time of such disclosure.

         13.   Miscellaneous Administrative Provisions

                 A.   Records Audit.

                 VPTI or its designated representative shall have the right to inspect the books and records of MobileComm relevant to this Agreement to verify the accuracy of payments to be made by MobileComm to VPTI hereunder. Any such inspection shall be conducted at MobileComm offices maintaining such records and shall be during ordinary business hours and following no less than ten days notice.

                 B.   Trade Name and Trademark.

                     (1) Each party recognizes the right, title and interest of the other party and its affiliated and associated companies to all service marks, logos, trademarks and trade names used in association with their business activities and agrees not to engage in any activities or commit any acts, directly or indirectly, which may contest, dispute or otherwise impair such right, title and interest. Each party hereby agrees that all its uses of such service marks, logos, trademarks and trade names of the other party shall only be according to reasonable and uniform standards furnished by the other party, shall be subject to prior written approval by the other party which approval may be revoked at any time upon 15 days' notice, and shall be in such manner as to inure at all times to the benefit of the other party.

       (2) This section shall survive termination of this Agreement, and, in the event of termination, no service marks, logos, trademarks or trade names of a party shall be registered or used which are the same as, or confusingly similar to, service marks, logos, trademarks and trade names of the other party. Use or ownership by either party of any trade name or style containing any mark or trade name confusingly similar to that of the other party shall be immediately surrendered or abandoned.

C.   Force Majeure.

       (1) Either party may suspend or reduce, in whole or in part, the provision of the Services or any of its obligations hereunder, for the time and to the extent such suspension or reduction is occasioned by an event or an act of God, war, fire or other casualty, acts of any governmental body or similar causes or conditions beyond the party's reasonable control and such event is not due to the negligence or willful act or omission that party (any such act is hereinafter referred to as an "Event"). The suspending party agrees to use its best efforts to restore in full, as quickly as possible and to the extent possible the performance reduced or suspended as a result of the Event.

       (2) Any other term or provision herein to the contrary notwithstanding, if any Event continues and remains not fully remedied for a period in excess of 60 days, the non-suspending party may terminate all its obligations under this Agreement and resort to whatever other or additional remedies may be available to it under this Agreement, at law or in equity.


D.   Proprietary Information: Confidentiality, Non-Solicitation.

       (1) Each party acknowledges that, during the term of this Agreement, it will be provided with confidential information relating to the business policies and procedures and products of the other party. Each party agrees that it will not use such confidential information for any purpose except the performance of this Agreement, and that it will not disclose any such confidential information to any third party unless such disclosure is authorized in advance by the other party in writing or is required by order of a court or regulatory agency of competent jurisdiction with notice of same being given to the other party. Each party agrees that the terms and conditions of this Agreement are, except to the extent disclosure is required by law, necessary to the protection of a party's rights or mutually agreed to by the parties in writing, confidential and restricted by this Article as to their disclosure to any third party.

       (2) Either party's noncompliance with such conditions shall be considered to be a material breach of this Agreement.

       (3) Each party agrees not to knowingly solicit for employment or employ the employees of the other party during the term hereof and for a period of 12 months after termination of this Agreement without the written consent of the other party to the extent consistent with applicable state and fcderal law, provided, however, that nothing contained herein shall prohibit the employment by one party of an employee of the other party where the employment opportunity was called to the attention of that employee by means of advertising in the mass media not specifically targeted at the employees of one party by the other.

E.   Assignment or Transfer.

       No rights or obligations hereunder may be assigned or transferred, in whole or in part, by either party without the prior written consent of the other, which consent may not be unreasonably withheld or delayed.

F.   Parties' Status.

       Each party is an independent contractor of the other. Neither party is authorized to act as an agent for, or legal representative of, the other party nor shall either party have authority to assume or create any obligation on behalf of, in the name of, or binding upon, the other party. Without limiting the generality of the foregoing, neither shall represent itself as an agent of the other.

G.   Severability.

       If any party of this Agreement is for any reason declared invalid by court order or by order of any regulatory agency, the order shall not affect the validity of any remaining portion, which shall remain in force and effect as if this Agreement had been executed with the invalid portion eliminated, and it is the intention of the parties that they would have executed the remaining portion of this Agreement without including any part or portion which may, for any reason be declared invalid.

H.   Non-Conflict.

       Each party represents and warrants that no obligation provided for herein is in conflict with any other contractual obligation of it with any third party.

1.   Binding Effect.

       This Agreement and the rights and obligations of the parties herein shall inure to the benefit of and be binding upon any successor or assignee and any subsidiary, affiliate, agent, reseller, or related entity.


         WITNESS OUR SIGNATURES:


VOICE POWERED TECHNOLOGY                      MOBILECOMM NATIONWIDE
INTERNATIONAL, INC.                           OPERATIONS, INC.

By: /s/  [SIG]                                By: /s/  [SIG]
   ------------------------------                --------------------------

Title: Vice President                         Title: Vice President
      ---------------------------                   -----------------------

                                       MOBILECOMM/MOBILEMEDIA
                                        VOICE PAGER/ORGANIZER

                                              EXHIBIT A

                                          PRODUCT DEFINITION

PAGER FEATURE SET:

MESSAGE TYPES                                   Numeric messages.

NUMBER OF MESSAGES STORED                       Stores up to 24 numeric messages in memory.

MESSAGE LENGTH                                  Messages can be up to 24 digits in length.

LOCKED MESSAGES                                 A maximum of 16 messages can be locked in
                                                memory at any one time.

ERASING MESSAGES                                User can erase messages "individually" or can
                                                erase "all" read messages.

CALLER ANNOUNCE FEATURE                         Announces, in the users voice, the name
                                                of person who sent the message if
                                                that person's name is included in
                                                the organizers phone directory.

CUSTOM VOICE ANNOUNCE MESSAGES                  Program up to a total of 10
                                                fixed or time stamped voice
                                                announce messages.

                                                Fixed messages
                                                o  User can program voice message such as
                                                   "call home." When the
                                                    selected code (up to 4
                                                    digits) is received by the
                                                    Pager/Organizer, the product
                                                    will announce "call home" in
                                                    the users voice.
                                                Time stamped messages
                                                o   Caller can program voice messages with
                                                    time stamps.  For example,
                                                    the person sending the paging
                                                    message can send a coded
                                                    message with a time stamped
                                                    requesting the user call the
                                                    office at a specified time,
                                                    for example "call office" at
                                                    "3:00 PM."

AUDIO PLAYBACK OF MESSAGES                      User can individually select audio
                                                playback of any message.

MEMO'S ATTACHED TO MESSAGES                     Memo's can be attached to any message.

REMINDER TIMES ATTACHED TO MESSAGES             Messages can be time stamped
                                                by voice to remind the user
                                                to call back at a later time.

ALARMS/VIBRATORS                                Audio alarm or vibrator feature can be
                                                selected by button operation.

PAGER SECTION ON/OFF                            Pager section can be turned on or off by
                                                the user to conserve battery life.



                             MOBILECOMM/MOBILEMEDIA
                             VOICE PAGER/ORGANIZER

                                   EXHIBIT A

                                 PRODUCT DEFINITION

                 ORGANIZER FEATURE SET:

                 MEMO PAD                        Stores up to 40 voice memos.

                 REMINDERS                       Stores up to 40 reminders and
                                                 timed stamped messages.
                                                 Program reminders up to a year
                                                 in advance by voice.

                 CALENDAR                        Review by voice, reminders and time
                                                 stamped messages programmed for any
                                                 specific day.

                 PHONE DIRECTORY                 Stores up to 80 names in 4
                                                 directories. Each name in the phone
                                                 directory  can have up to 4 phone
                                                 numbers included for a total
                                                 of 320 phone numbers.

                 TOTAL RECORD TIME               Maximum record time is 3.5 minutes.


                 ENCLOSURE DESIGN                5200 Voice Organizer enclosure modified
                                                 in the rear for the paging hardware.


                 BATTERY LIFE                    30 days minimum.

                 CAP CODES                       Preset at the factory.
                                                 Cap code number to be placed on label
                                                 on back of unit.  Four cap
                                                 codes only will be used.

                             MOBILECOMM/MOBILEMEDIA
                             VOICE PAGER/ORGANIZER

                                   EXHIBIT A

                                 PRODUCT DEFINITION


                 PAGING RECEIVER SPECIFICATIONS:

                 FREQUENCY OF OPERATION                        929-931 MHz

                 PROTOCOL                                      POCSAG

                 BAUD RATE                                     1200 Baud or 2400 Baud

                 RF INPUT PAGING SENSITIVITY                   - 125 dBm, 4.8
                                                               KHz Deviation, 1200 BPS

                 ADJACENT CHANNEL SELECTIVITY                  65 dB Minimum,
                                                               (20 KHz Spacing)

                 SPURIOUS IMMUNITY                             50 dB Minimum

                 IMAGE REJECTION                               60 dB Minimum

                 INTERMODULATION IMMUNITY                      55 dB Minimum

                 BLOCKING IMMUNITY                             75 dB Minimum

                 AFC COMPENSATION RANGE                        +/- 10 KHz Minimum for -3 dB
                                                               Sensitivity Change


                             MOBILECOMM/MOBILEMEDIA
                             VOICE PAGER/ORGANIZER

                                 EXHIBIT B

                          PRODUCT DEVELOPMENT SCHEDULE


                 Finalize product definition                        November 1995

                 Provide MobileComm with 2 models for CES          January 1996

                 Complete product development                       March 1996

                 Provide 12 prototype units to MobileComm for       March 1996
                 Alpha testing (functional and specification
                 verification)

                 Alpha testing by MobileComm complete in 4 weeks    April 1996

                 Begin production                                   July 1996

                 Begin shipments to MobileComm                      August 1996




                                   EXHIBIT C


                                MOBILECOMM/VPTI

                        VOICE ACTIVATED PAGER/ORGANIZER


PROPOSED BUSINESS RELATIONSHIP
BACKGROUND

 o MobileComm and VPTI are planning to jointly introduce (i.e. commence initial shipments) a voice activated Pager/Organizer in the United States beginning September 1996.

 o The companies have agreed on a product specification for the Pager/Organizer that includes both the ...

         o    Product definition (Exhibit "A"); and

         o    Product features (Exhibit "B")
 o MobileCommm has indicated that the specifications provided by VPTI for the Pager/Organizer appear to be acceptable.

 o Preliminary testing by MobileComm of the proposed RF front end in conjunction with the VOICE OrganizerTM indicates that the Pager/Organizer product performance is technically acceptable,

 o The two companies now desire to enter a business relationship relating to the joint marketing of the Pager/Organizer.

 o Further, it is the intention of the two companies to follow the introduction of the POCSAG protocol voice activated Pager/Organizer with a FLEX protocol product providing a similar feature set within 12 months after the initial product launch. Toward achieving this goal, VPTI will actively negotiate with Motorola (and others) to gain a license to permit it to employ the FLEX protocol in this product.


                                                              November 9, 1995

                                    EXHIBIT C


PROPOSED INDIVIDUAL COMPANY RESPONSIBILITIES

The roles proposed for each Company, and its respective commitments are described below:
VPTI ROLE/COMMITMENTS

o The development of the Pager/Organizer product to mutually agreed specifications, at VPTI's sole expense, with the development scheduled to be completed within nine (9) months following a signed agreement between the companies to proceed (Exhibit "C").

o The delivery of completed units to MobileCOMM, to agreed product specifications, on specified dates, and in accordance with the financial proposal attached hereto.

o The sale of the product to MobileComm on an exclusive basis in the United States through August 31, 1997, except that:

o In the event MobileComm purchases 125% of the minimum annual purchase as set forth in the Proposed Financial Arrangements, the period of exclusivity will be extended an additional sixty (60) days to October 31, 1997.

o Should MobileComm fail to purchase the agreed quantity of units in any quarter as set forth in the Proposed Financial Arrangements, the exclusive sale arrangement will terminate thirty (30) days following the close of that quarter; and

o VPTI will retain the right to market the product through its marketing channels.

o VPTI shall offer MobileComm paging service to its purchasers of the Pager/Organizer product through August 31, 1997, or a period equal to thirty (30) days beyond the termination of the exclusive product sale arrangement with MobileComm, whichever occurs earlier. Thereafter, the paging service agreement with MobileComm would continue on an annual basis, except that VPTI could exercise its right to terminate at any time on ninety (90) days written notice.

o The providing of a 90 day warranty from date of customer purchase for parts and labor and one (1) year warranty for parts only, during which time defective units will be repaired or replaced by VPTI at VPTI's option at no charge for parts to MobileComm or its customers. For units returned which are out of warranty (i.e., beyond the ninety (90) day or one (1) year warranty period), a labor charge will apply to all claims processed.

                                                              November 9, 1995

                                    EXHIBIT C

MOBILECOMM ROLE/COMMITMENTS

o    The agreement to the product specifications.

o The testing, technical evaluation and approval of the Pager/Organizer product that is developed by VPTI at an agreed time in advance of the scheduled completion of the development, in accordance with mutually agreed upon test procedures.

o The providing of a purchase order for a minimum number of units to be purchased from VPTL

o The payment of certain sums, in the event of a failure to purchase an agreed minimum number of units by certain dates from VPTI.

o The release of non-cancelable purchase orders for specified quantities of the product, which are not to exceed the amount of the buffer stock maintained by VPTI for MobileComm, 30 days in advance of each planned shipment date.

o The marketing and distribution of the product through MobileComm's retail and other distribution channels.

o The processing of VPTI generated customer subscribers to the MobileComm paging service, with agreed processing and residual fees to be paid to VPTI in accordance with the financial proposal attached hereto.

o The payment of agreed processing and residual fees to VPTI on all customer subscriptions generated by MobileComm resulting from the sales of the Pager/Organizer.

     PROPOSED FINANCIAL ARRANGEMENTS

     VPTI will agree to bear all costs involved in the development, tooling, manufacturing and start up of the Pager/Organizer.

     MobileComm will commit to the minimum annual purchase of 40,000-Pager/Organizer units, at a unit price of $108 each, totaling $4,320,000.

     Thereafter, the purchase price to MobileComm shall be reduced as follows...

                   Cumulative Number of Units                  Unit Price
                   --------------------------                  ----------
                       40,001 - 100,000                           $105
                      100,001 - 250,000                           $101
                      Over 250,000                                $98

     Pricing is predicated on current key component quotes and is subject to revision.


                                                            November 9, 1995

                                   EXHIBIT C


o MobileComm will issue an initial non-cancelable purchase order equal to not less than 5,000 units on satisfactory completion of Alpha testing but no later than eight (8) weeks from submission of prototype samples (assuming compliance with agreed specifications) for deliveries commencing ninety (90) days from the date of such purchase order.

o To Support MobileComm sales requirements, VPTI will, on an ongoing basis, maintain a buffer stock of units, commencing with the initial shipment, equal to the initial purchase order for delivery within a thirty (30) day period. Orders placed by MobileComm against such buffer stock cannot exceed the amount of the initial order in any ninety-day period. All other orders must be placed on a ninety (90) day basis.

o In the event that MobileComm purchases fewer than the number of Pager/Organizer units by the dates specified below, then MobileComm will pay the following sums to VPTI

                                                  Cumulative                        In Event of
                                                  Number of Units                 Non-Performance
                                                  to be Purchased                   Sums to be
       Timing                                     by Mobilecomm                      Paid VPTI
       Eight (8) weeks following
       the submission of prototypes               0 to 5,000 unit is                   $200,000

       Thereafter following the
       Initial order of units . . .
           13, weeks                              5,001 to 15,000                     $150,000
           26 weeks                               15,001 to 25,000                    $100,000
           39 weeks                               25,001 to 40,000                     $50,000
           52 weeks                               over 40,000 units

o VPTI will credit MobileComm for returned product not to exceed 15% (fifteen percent) of units shipped to MobileComm, by VPTI in the immediately preceding three (3) month period from the date the return of such product is authorized by VPTI.

o MobileComm will pay to VPTI on all pagers sold by VPTI a $15 processing fee, in addition to a five percent (5%) residual fee on the base air time rate, beginning on day 61 following the sign-on date.

o MobileComm will pay to VPTI on all Pager/Organizers sold by MobileComm during such time as MobileComm is the exclusive service provider for the Pager/Organizer, a $5 per unit processing fee. In addition, MobileComm will pay to VPTI a three percent (3%) residual on base air time rates beginning on day 91 following the sign-on date.

   Residual fees paid to VPTI will continue throughout the life of the subscription, even after the exclusive agreement between the companies expires.


                                                              November 9, 1995

                                   EXHIBIT C


o VPTI's right to receive the three and five (3% and 5%) percent residuals on all units sold will cease in the event VPTI elects to utilize a service provider other than MobileComm during the period of exclusivity to provide paging services for the Pager/Organizer. Notwithstanding the foregoing, VPTI's right to receive such three and five (3% and 5%) percent residual shall continue in the event that VPTI's use of such other service provider is due to a retailer imposing another service provider upon VPTI as a pre-condition to purchasing units of the Pager/Organizer. If VPTI is advised of such a pre-condition by a retailer, VPTI agrees to notify MobileComm, in writing, of such restriction immediately in order to permit MobileComm to attempt to obtain rights to provide paging services to customers of such retailer.


                                                                November 9, 1995





                                      -9-